Filed pursuant to Rule 433

Registration No. 333-209056

February 22, 2016

#770 – 800 West Pender Street Vancouver, BC V6C 2V6 P: 604-630-1399 F: 604-681-0894
MAG Silver Corp. For Immediate Release	February 22, 2016 NR#16-01

MAG Silver Announces US$65 Million Bought Deal Financing

VANCOUVER, British Columbia MAG Silver Corp. (TSX: MAG; NYSE MKT: MVG) (“MAG” or the “Company”) announced today that it has entered into an agreement with a syndicate of underwriters led by Scotia Capital Inc., BMO Capital Markets and Raymond James Ltd. (the “Underwriters”), pursuant to which the Underwriters have agreed to purchase, on a bought deal basis, 8,905,000 common shares of the Company (the “Common Shares”) at a price of US$7.30 per Common Share, for total gross proceeds of US$65,006,500 (the “Offering”). The Company will also grant to the Underwriters an over-allotment option (the “Over-Allotment Option”) to purchase up to 1,335,750 additional Common Shares (the “Over-Allotment Shares”). The Over-Allotment Option will be exercisable for a period of 30 days following closing.

The Company intends to file a preliminary prospectus supplement on February 22, 2016 (the “Preliminary Supplement”) to its short form base shelf prospectus dated January 19, 2016 (the “Base Shelf Prospectus”). The Company intends to file a final prospectus supplement (the “Final Supplement” and, together with the Preliminary Supplement, the “Supplements”) to its Base Shelf Prospectus on or about February 23, 2016. The Supplements will be filed with the securities regulatory authorities in each of the provinces of Canada except Quebec. The Supplements will also be filed with the U.S. Securities and Exchange Commission (“SEC”) as part of a registration statement on Form F-10 in accordance with the Multijurisdictional Disclosure System established between Canada and the United States.

The Company intends to use the net proceeds of the Offering (i) to fund exploration and development expenditures at the Juanicipio Project and (ii) for working capital and general corporate purposes.

The Offering is expected to close on or about March 1, 2016, subject to customary closing conditions.

The Company has filed a registration statement on Form F-10 with the SEC for the Offering to which this communication relates. Before you invest, you should read the Supplements and other documents the Company has filed with the SEC for more complete information about the Company and this Offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or on the SEDAR website at www.sedar.com. Alternatively, the Company, any Underwriter or any dealer participating in the Offering will arrange to send you the Supplements or you may request it from the Corporate Secretary of MAG Silver Corp. at Suite 770, 800 West Pender Street, Vancouver, British Columbia, Canada, V6C 2V6, telephone (604) 630-1399.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any province, state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such province, state or jurisdiction.

About MAG Silver Corp.

MAG Silver Corp. (TSX: MAG: NYSE MKT: MVG) is focused on advancing and exploring high grade district scale projects located within the Mexican Silver Belt. Our mission is to become one of the premier companies in the silver mining industry. Currently, we are developing the underground decline towards the high grade Valdecañas and Juanicipio silver veins in Zacatecas State, all within the joint venture between MAG Silver (44%) and Fresnillo PLC (56%). In addition, MAG is conducting ongoing exploration at the Juanicipio Project and on its wholly-owned Guigui project, while concurrently working to regain surface access to its 100% owned Cinco de Mayo property in Chihuahua State.

For further information contact:

Michael J. Curlook, VP Investor Relations and Communications

MAG Silver Corp.

800 West Pender Street, Suite 770

Vancouver, BC V6C 2V6

(604) 630-1399

info@magsilver.com

Regarding Forward-Looking Statements

This News Release contains “forward-looking information” and “forward looking statements” within the meaning of applicable Canadian and United States securities legislation. Statements contained herein that are not based on historical or current fact, including without limitation statements containing the words “anticipates,” “believes,” “may,” “continues,” “estimates,” “expects,” and “will” and words of similar import, constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking information may include, but is not limited to , the future price of silver, gold, lead and zinc, the estimation of mineral resources, preliminary economic estimates relating to the Juanicipio Project, estimates of the time and amount of future silver, gold, lead and zinc production for specific operations, estimated future exploration and development expenditures and other expenses for specific operations, permitting timelines, the Company’s expectations regarding impairments of mineral properties, the Company’s expectations regarding its negotiations with the Ejido to obtain surface access to the Cinco de Mayo Property; the anticipated timing of a formal “production decision” at Minera Juanicipio; the Company’s expectations regarding the completion of the Offering, receipt of approvals under applicable legislation, sufficiency of its capital resources and requirements for additional capital, litigation risks, currency fluctuations, environmental risks and reclamation cost, and changes to governmental laws and regulations. Any statements that express or involve discussions with respect to predictions, beliefs, plans, projections, objectives, assumptions or future events of performance (often but not always using words or phrases such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “strategy”, “goals”, “objectives”, “project”, “potential” or variations thereof or stating that certain actions, events, or results “may”, “could”, “would”, “might” or “will” be taken, occur, or be achieved, or the negative of any of these terms and similar expressions), as they relate to the Company or management, are intended to identify forward-looking statements and information. Such statements reflect the Company’s current views with respect to future events and are subject to certain known and unknown risks, uncertainties and assumptions.

Many factors could cause actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements and information, including, among others, the ability of the Company to successfully close a financing pursuant to the Supplements and the accompanying Base Shelf Prospectus or registration statement and those risks identified in the Base Shelf Prospectus filed on SEDAR at www.sedar.com. Forward-looking information is based on the expectations and opinions of MAG’s management on the date the statements are made. The assumptions used in the preparation of such statements, although considered reasonable at the time of preparation, may prove to be imprecise. We do not assume any obligation to update forward-looking information, whether as a result of new information, future events or otherwise, other than as required by applicable law. For the reasons set forth above, prospective investors should not place undue reliance on forward-looking information. Neither the TSX nor the NYSE MKT has approved or disapproved of the information contained herein.

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